Exhibit 99.1

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Joseph D. Gangemi

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Malvern Federal Savings Bank to Open Private Banking Office in Villanova

New Lancaster Avenue branch will be Malvern Federal’s eastern-most office in Pennsylvania, giving Philadelphia area consumers greater access to the bank’s array of services.

PAOLI, Pa., January 4, 2016 (GLOBE NEWSWIRE) Malvern Federal Savings Bank, (“Malvern”) the wholly owned subsidiary of Malvern Bancorp, Inc. (NASDAQ:MLVF), will open a private banking branch office in Villanova, Pa., at 801 East Lancaster Avenue. The office, at the corner of Route 30 and Route 320/Spring Mill Rd., will offer an array of services including savings, private banking, trust, wealth management and lending services. The branch will be staffed by a registered investment advisor and retail and private banking professionals with years of financial services experience.

“We have expanded Malvern’s presence in the region with the recent opening of a private banking /commercial lending division in New Jersey, and now, our new private banking office in Villanova,” said Anthony C. Weagley, President and CEO of Malvern Bancorp, Inc., and Malvern Federal Savings Bank. “We offer consumers a superior, personalized banking experience, including banking by appointment, which enables customers to schedule a meeting with our financial professionals at a time that is convenient to them.”

The new Villanova office is the former gatehouse of Ashwood Manor, the estate of Jacob DaCosta, a well-known Philadelphia area physician in the 19th century. The gray-stoned, slate-roofed, multi-chimney gatehouse, constructed in the late 19th century, was where visitors to the Ashwood estate were greeted and screened.

About Malvern Bancorp

Malvern Bancorp, Inc. is the holding company for Malvern Federal Savings Bank. Malvern Federal Savings Bank is a federally-chartered, FDIC-insured savings bank that was originally organized in 1887 and now serves as one of the oldest banks headquartered on the Philadelphia Mainline. For more than a century, Malvern Federal has been committed to helping people build prosperous communities as a trusted financial partner, forging lasting relationships through teamwork, respect and integrity. The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, as well as seven other financial centers located throughout Chester and Delaware Counties, Pennsylvania and a Private Banking/Loan Production Office in Morristown, New Jersey. Its primary market niche is providing personalized service to its client base. The Bank focuses its lending activities on retail clients, commercial lending to small and medium-sized businesses, real estate developers and high net worth individuals.

For further information regarding Malvern Bancorp, Inc., please visit our web site at http://ir.malvernfederal.com. For information regarding Malvern Federal Savings Bank, please visit our web site at https://www.malvernfederal.com.

Forward-Looking Statements

This press release contains certain forward looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Bancorp, Inc., and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.